Exhibit 10.18

THIS LICENCE is made the 24th day of November 2008 BETWEEN THE GRANTOR of the One Part and THE LICENSEE of the Other Part.

NOW IT IS HEREBY AGREED as follows:-

Definitions

1.	In this Licence where the context so admits :-

The following expressions shall have the following meaning :-

“the Grantor” is Athlone Institute of Technology, Dublin Road, Athlone, Co. Westmeath.

“the Licensee” is Innocoll Technologies Ltd.

“the Estate” is the property known as the “Midlands Innovation & Research Centre” situated at Dublin Road, Athlone, Co. Westmeath.

“the work area” is such part of the Estate as the Grantor may from time to time designate upon giving to the Licensee not less than 1 calendar months written notice, being known as areas Unit K111 (396 square feet), Unit K103 (229 square feet) and Unit K106 shared (96 square feet x 50%) comprising a total of 673 square feet.

“the permitted use” is the research and development of surgical and dermatological products using proprietary collagen-based technologies.

“the licence fee” shall mean the sum of €1,290.00 per calendar month.

“the commencement date” is December 1st 2008.

“bare licensee” is a person given authority by the Grantor to use its premises without becoming entitled to exclusive possession, being deemed a personal privilege with no interest in the land and this is a bare licence only revocable by the Grantor upon giving 1 Calendar months notice and shall not confer upon the Licensee any rights under the Landlord & Tenant Acts or otherwise. The Licensee acknowledges that this licence is granted to it for a period of 1 calendar year for its temporary convenience only and

(1)

thereafter for such term as may be agreed between the parties and at any rate until such time as the Licensee’s business has developed sufficiently to enable the Licensee to move from the work area into its own premises or until the Grantor requires the work area for other purposes.

“common areas’’ shall include all hallways, corridors, stairwells, café, toilets and access routes to the work area.

(i)	Works referring to persons shall include firms, companies, corporations and vice versa.

(ii)	Where there are two or more persons included in the expression “the Licensee”, the obligations, agreements, terms and conditions contained in this Licence are expressed to be made by all such persons.

(iii)	Any reference to legislation shall include any statutory amendment, modification or re-enactment of it for the time being in force and shall include all instruments, orders, plans, regulations, permissions and directions for the time being made, issued or given under it.

(iv)	The headings appearing in this Licence are for reference only.

The Grant

2.	As long as this Licence shall remain in operation, the Grantor hereby licences and authorises the Licensee (subject to the terms and conditions contained in this Licence) to enter upon and use solely for the purpose of the permitted use in the work area as a bare licensee.

The Period of the Licence

3.	This Licence shall commence on the commencement date and shall continue for a period of 1 calendar year.

4.	(i)	The licence fee payable from time to time during the continuance of this Licence shall be paid monthly in advance by way of a direct debit order on the 1st of each calendar month.

(ii)	The Licensee agrees to pay to the Licensor a deposit sum of 1 months licence fee plus 1 months licence fee in advance (€2,580.00) and a completed direct debit mandate in compliance with the terms of the said Licence, which said sum subject to such payment and compliance shall be refunded in full subject to all

(2)

outstanding invoices being paid by the Licensee. Should the Licencee request to licence a smaller amount of space than that agreed herein, the discounted licence fee and terms as agreed above will be renegotiated.

Ancillary Entitlements of Licensee

5.	The Licensee, in addition to its rights to occupy the work area, shall be entitled to the following ancillary rights:-

(a)	Access and membership of the library of the Grantor for a fee of €150 per annum, all costs and charges associated with the use of charged databases and external inter-library loan shall be paid by the Licensee immediately same are incurred. Access to and use of the café.

(b)	Advice on research and development projects and funding sources through the External Services Unit (ESU). ESU is located within the Innovation Centre.

(c)	Access to the Competitive Business Intelligence Unit (CBI) to be agreed between the parties. A schedule of services and fees is available on their website www.cbi.ie

(d)	Access to the Grantor’s facilities and equipment by prior arrangement provided such facilities and equipment are available according to standard procedures, at reduced rates to be agreed with the Licensee.

(e)	The use of meeting rooms and those with audiovisual equipment by prior arrangement subject to availability and according to the standard procedures in operation at agreed rates.

(f)	Consultancy facilities to be provided by the AIT’s External Services Unit (ESU) to be agreed between the parties, but such facilities shall not extend to the services offered by the CBI Unit of Athlone Institute of Technology.

(g)	The licence fee payment will include the cost of overheads such as energy, cleaning and maintenance on the work area.

(3)

(h)	The Licensee shall be entitled to access the work area at all reasonable times subject to agreement of the Estates Management and Manager of the Centre.

(i)	The Licensee is specifically advised that it will not receive an internal telephone extension on the Grantor’s telephone circuit and shall not receive any technical support from the Grantor.

(j)	All vehicular parking by the Licensee, or any employee, servant, agent or invitees of the Licensee, shall be confined to the parking area.

(k)	The delivery of goods of any description either to or from the unit is not permitted other than in a manner agreed with the Manager of the Centre.

(l)	It is not permitted to place any obstruction of any nature or kind in or upon the courtyard area, common areas, footpaths or approaches to the work area or the building of which the work area forms part or the roads and pathways in the Estate. The licensee shall at all times keep and maintain all fire escapes at all times free from obstruction of any kind whatsoever.

Licensee’s Obligations

6.	The Licensee hereby agrees and undertakes:-

6.1	To pay the licence fee on the days and in the manner specified in this Licence.

6.2	The payment of the licence fee to Athlone Institute of Technology is separate to any present or future commercial transaction with the Institute.

6.3	To keep the work area clean, neat, tidy and free from any rubbish, fire or health hazard and to remove on a daily basis all waste and refuse from the work area to receptacles for disposal off the Estate.

6.4	Not to damage any part of the Estate (including for the avoidance of doubt, the work area) and to bear any costs incurred by the Grantor in making good any damage caused by the Licensee or any employee, servant, agent or invitee of the Licensee.

6.5	To notify the Grantor immediately in writing of any damage caused by the Licensee or any employee, servant, agent or

(4)

invitee of the Licensee to the Estate of any damage to or deterioration in the work area howsoever arising.

6.6	To use the work area for the permitted use only.

6.7	Not to do or permit to be done in or about the work area, anything that shall be a nuisance, inconvenience or disturbance to the Grantor or the licensees or occupiers of the remainder of the Estate.

6.8	Not to overload the floor of the work area or the electrical installations or other services of or to the work area.

6.9	Not to keep on the work area any inflammable, explosive, dangerous or harmful substances, liquid or gas and not to keep or place or permit to be kept or placed any goods or articles or property of the Licensee or its employees, servants, agents or invitees outside the limits of the work area and not to obstruct any other part of the Estate.

6.10	Not to do or permit to be done anything in the work area whereby any policy of insurance on the Estate (including the work area) may become void or voidable or whereby the rate of the premium thereon may be increased and immediately to repay on demand to the Grantor all expenses incurred by the Grantor in the renewal of any such policy rendered necessary by a breach of this obligation and at all times to comply with all the requirements of the insurers of the Estate (including the work area) when notified by the Grantor.

6.11	At the expense of the Licensee, to comply with all the provisions and requirements of any present or future Act of the Oireachtas and every order, regulation and bye-law made under or in pursuance of any such Act or by Local or Other Authority in respect of the work area or the user of it or the person or any fixture or machinery, plant or chattels for the time being in it and any regulations, permissions, directions, orders or bye-laws, building regulations and orders made under such Acts and to indemnify the Grantor at all times against all proceedings, actions and costs, charges, claims, expenses, damages, liabilities, losses and demands arising from any breach of this obligation and to maintain such suitable and serviceable fire fighting equipment in the work area as may be specified by the Grantor whether in conformity with the requirements of the Local or Fire Authorities or the Grantor’s insurers or otherwise.

6.12	To indemnify and keep indemnified, the Grantor from and against all proceedings, actions, costs, charges, claims,

(5)

expenses, damages, liabilities, losses and demands in respect of any injury to or the death of any person (being employees, servants, agents, invitees, licensees or the general public) and all damages to the property moveable or immoveable in or about the Estate (including the work area) caused by or arising from any act, neglect or default of the Licensee or any employee, servant or agent or invitee of the Licensee.

6.13	To ensure to the satisfaction of the Grantor the Licensee’s own property and business risks (including the obligations of the Licensee under this Licence) and in particular the following insurance shall be arranged:

(A)	Public liability (minimum indemnity of 1.3 million Euro), said policy should be endorsed to indemnify the Grantor as owner / developer of the property. Copy of the policy should be forwarded to the Grantor’s insurance agent for perusal as soon as possible and not later than 30 days after the commencement of this Licence.

(B)	The Licensee shall produce to the Grantor whenever required the policy or policies of such insurance and the last receipt for payment of the premium due and in particular such policy or policies of insurance must be produced before the occupation of the premises.

6.14	To cease to employ at the work area at the request of the Grantor, any person whose conduct may have proved detrimental to the good standing and orderly functioning of the Estate or to the comfort and well-being of other occupants or visitors to the Estate.

6.15	To observe and comply with and to cause its employees, servants, agents and invitee to observe and comply with all requirements and regulations made from time to time by the Grantor with regard to the use and management of the work area of the Estate and the common parts and the Estate roads and footpaths and the amenity areas (if any), including safety, cleanliness, noise and other environmental matters and car parking access and loading requirements and regulations.

6.16	Not to allow or permit any congestion or obstruction of any of the roadways, footpaths or car parking area on the Estate

(6)

and the Grantor accepts no responsibility or liability for any loss or damage to or theft of any motorcar or other vehicle, pedal or motorbike or scooter parked on the Estate.

6.17	To use or cause the employees, servants, agents and invitees of the Licensee to use the common part of the Estate made available from time to time by the Grantor for use by the Licensee and other occupants of the Estate in a careful and responsible manner.

6.18	Not to make any alteration or addition to the work area and not to erect any sign or advertisement in or upon the work area or elsewhere on the Estate without the prior written approval of the Grantor.

6.19	To obtain the prior written approval of the Grantor before installing any plant, machinery, equipment or processes in or on the work area.

6.20	To permit the Grantor and all persons authorised by the Grantor on reasonable notice to enter at all reasonable times for the purpose of inspecting the condition of the work area and at the Licensee’s expense to make good all defects therein for which the Licensee is responsible pursuant to the foregoing provisions within one calendar month after notice thereof shall have been given or left upon the said work area and if the Licensee shall make default in carrying out the said repairs within the time aforesaid, it shall be lawful for the Grantor to enter upon the work area and to repair the same at the expense of the Licensee in accordance with the provisions herein contained and the expense of such repairs shall be repaid by the Licensee to the Grantor on demand.

6.21	To allow the Grantor, its servants, agents and workmen, at all reasonable times and upon reasonable notice to enter on the work area or any part thereof for the purpose of construction, laying down, altering, repairing, cleaning and maintaining any sewers, gutters, drains, water pipes, electric wires or gas pipes in connection with or for the accommodation of any adjoining or neighbouring property of the Grantor, making good any damage thereby caused and causing as little inconvenience as possible thereby but without being under any liability to pay or allow compensation for any inconvenience or interruption of business to the Licensee.

6.22	The Grantor shall be entitled to immediate access to the work area in the event of an emergency arising.

(7)

6.23	Immediately upon termination of the Licensee’s right to use the work area, to remove all the Licensee’s property from the work area and to leave the said work area in a clean and tidy conditions and to bear the cost (if any) incurred by the Grantor in making good any damage caused in the course of the removal of the Licensee’s property, and to ensure that the work area is returned to the Grantor in the same condition in which it was at the commencement of this Agreement.

6.24	If the Licensee is an individual, he will personally be present and responsible for the management of the work area and the business or activity of the Licensee conducted therein. Failing the same, the Licensee will nominate, appoint and duly authorise as the Licensee’s agent, a manager who will be so responsibility and will give full particulars in writing of such manager to the Grantor.

6.25	Not to use the work area for the purposes of a temporary dwelling.

6.26	Not to make any alterations or additions whatsoever to the work area or erect any hoarding or temporary partitions without the previous written consent of the Grantor.

6.27	Not to display or permit to be displayed any advertisement, bill, placard, notice or sign on any external part of the Grantor’s premises or in the interior thereof, so as to be visible from the outside, without the prior written consent of the Grantor.

Grantor’s Obligations

7.	The Grantor hereby agrees and undertakes :-

7.1	To provide accommodation within the Estate for the work area in accordance with the terms hereof.

Termination

8.	(a) This Licence will terminate at the expiration of the term hereby granted or as hereinafter provided.

(b)	This Licence shall terminate immediately:-

(i) If the Licensee shall fail to pay the licence fee or any sums payable under the Licence within seven days of the due date; or

(ii) If the Licensee is in breach of any of the obligations, agreements, terms of the Licence; or

(iii) If the Licensee (being an individual) shall become bankrupt or shall have a receiving order made against

(8)

him or shall make any assignment for the benefit of creditors or enter into an agreement or make any arrangement with creditors for liquidation of debts by composition or statutory adjustment of liabilities or being a company shall suffer the appointment of a receiver or shall have any order made or effective passed for its liquidation or if any of the property of the Licensee shall be taken in execution or process of law; or

(iv)  If the work area shall be unused for a period of four consecutive weeks; or

(v)      If the work area shall become incapable of use through fire, destruction or any other reason beyond the control of the Grantor.

9.	Any termination under any of the provisions contained within this clause shall not affect the rights of action of the Grantor in respect of any breach of any of the obligations, agreements, terms and conditions of the Licensee contained in this Licence and on termination the Licensee shall immediately vacate the work area and remove its stock, plant, machinery, equipment and other property from the Estate provided, without prejudice to any other remedy for non-payment of any sums due, the Grantor shall be entitled to exercise a right to detain such stock, plant, machinery, equipment and other property of the Licensee in the Estate in respect of any monies due from the Licensee until such debt is paid.

Nature of Licence

10.	This Licence is personal to the Licensee and may not be transferred or otherwise disposed of and for the avoidance of doubt, the Licensee may neither part with nor share possession or occupation of the work area or any part of it nor grant a licence of the whole or any part of the work area to any other person or body.

11.	Nothing in this Licence shall establish any partnership or joint venture between the Grantor and the Licensee to be construed as creating a legal transfer or grant, exclusive possession to the Licensee or create any greater interest in the Licensee than a Licence on the terms set out above AND the Licensee agrees not to impede in any way the Grantor and its officers, employees, servants, agents, invitees and licensees in the exercise by them of the Grantor’s right of possession and control of the whole of the Estate including the work area itself.

(9)

General Provisions

12.	(a) Any dispute arising between the Licensee and any other licensee or occupier (other than the Grantor) of the remainder of the Estate as to any right or privilege in connection with the use of the work area or the remainder of the Estate shall (if required by the Grantor but not otherwise), be determined by the Grantor whose decision shall be final and binding on the Licensee.

(b) Any Notice to be given or served under this Licence shall be sufficiently given or served if, in the case of notices given to the Licensee, such notice is left on the work area and if, in the case of notices given to the Grantor, such notices sent by post to The Head of Development, Athlone Institute of Technology, Dublin Road, Athlone, Co. Westmeath. Requirements and regulations made with regard to the use or the management of the work area and the Estate and the common parts and the Estate roads, footpaths and amenity area (if any) shall be sufficiently given if posted or pinned to a notice board within the Estate.

(c) The Grantor reserves the right to relocate the Licensee to an alternative space during the period of the Licence subject to providing the licensee with 1 calendar months notice in writing.

(d) The Grantor accepts no responsibility for damage to any of the Licensee’s goods or equipment and it shall be the responsibility of the Licensee to insure whatever goods and property are introduced by it into the Estate.

(e) Should the Licensee remain in occupation of the property at the expiration of the period granted herein, it shall be bound to furnish 1 calendar months notice in writing to the Grantor of its intention to vacate the work area, and the Grantor shall also be entitled to seek vacant possession of the work area by giving 1 calendar months notice in writing to the Licensee as hereinbefore provided.

(f) It is understood and agreed between the Licensor and the Grantee that, notwithstanding the other provisions of this Licence, the space provided to the Licencee in Units K103 and K106 is additional to the core research and development space provided in Unit K111. Due to constraints on space within the Midlands Innovation and Research Centre, this additional space (K103 and K106) may be withdrawn from the Licensee at any time at six weeks’ notice. Such an event will not affect the Licensee’s tenancy of Unit K111 – other than to reduce the overall licence fee proportionately.

(10)

IN WITNESS WHEREOF duly authorised signatory on behalf of the Grantor and the Licensee have signed their name the day and year first herein written.

SIGNED by, for and on behalf

of THE GRANTOR

in the presence of :-

SIGNED by the

LICENSEE

in the presence of :-

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Dated this 24th day of November 2008

BETWEEN

ATHLONE INSTITUTE OF TECHNOLOGY

Grantor

- and -

INNOCOLL TECHNOLOGIES LIMITED

Licensee

LICENCE

KELLY CAULFIELD SHAW
Solicitors
1 Chapterhouse
Friars Mill Road
Mullingar
Co. Westmeath
(Ref: CK/AR)